Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Third Quarter 2022

NASHVILLE, Tenn., Sept. 12, 2022 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of third quarter 2022.

For Yellow less-than-truckload (LTL), the percent changes 2022 from 2021 were:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
July	(16.9)%	(0.4)%	(17.2)%	23.8%	23.4%
August	(14.2)%	(1.8)%	(15.7)%	19.9%	17.8%
QTD	(15.6)%	(1.1)%	(16.5)%	21.8%	20.5%
(a)
Includes fuel surcharge

“We remain on schedule to implement phase one of the network integration on Sept. 18th,” said Darren Hawkins, chief executive officer. “Phase one impacts 89 legacy YRC Freight and Reddaway terminals in the Western U.S. and will integrate the linehaul network to support both regional and long-haul service as well as optimize pickup and delivery operations. The transformation is one of the final steps on our journey to One Yellow and the expected benefits include enhanced customer service, greater efficiencies, cost savings and additional network capacity.”

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Cautionary Note on Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of over 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com